Exhibit 16.1
November 19, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Astrotech Corporation’s Form 8-K dated November 19, 2010, and have the following comments:
1. We agree with the statements made in Item 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).
Yours truly,
PMB Helin Donovan, LLP